Exhibit 10.7

SNAIL GAMES USA, INC.
12049 Jefferson Blvd.
Culver City, CA 90230

November 1, 2021

Dear Jim,

On behalf of Snail Games USA, Inc., a California Corporation ("Snail Games" or the "Company"), I am excited to inform you that the Board of Directors of the Company has promoted and appointed you to be the Chief Executive Officer of Company, effective November 1, 2021. In such capacity, you will be subject to the authority of, and will report to, the Company's Board of Directors.

Effective November 1, 2021, the terms of your current employment with the Company, as reflected in that certain Letter Agreement dated August 31, 2020, between you and the Company, are amended as follows:

1.       Your title shall be the Chief Executive Officer of the Company.

2.       Your annual base salary shall be Six Hundred Sixty Thousand Dollars ($660,000).

Except as noted above, all other terms of your employment with the Company remain unchanged.

If you choose to accept above, please sign a copy of this letter and return it to us at your earliest convenience.

Congratulations! If you have any questions regarding this offer for employment or benefits, please do not hesitate to contact me.

Sincerely,

By:	/s/ Hai Shi
Name:	Hai Shi
Title:	President and Chair of the Board

ACCEPTED

/s/ Jim S. Tsai
Jim S. Tsai

Dated:	Dec 20 2021